                                                                EXHIBIT 2.2



                            ASSETS PURCHASE AGREEMENT

         This Assets Purchase Agreement ("Agreement") is made as of the 20th day of July 2004, by and between Heritage Home Healthcare, a New Mexico corporation ("Heritage"), as purchaser, and Lovelace Sandia Health System, Inc., a New Mexico corporation ("Lovelace"), as Seller.

                                    RECITALS:

         A. Lovelace owns and operates a home healthcare business in the state of New Mexico;

         B. Lovelace desires to sell to Heritage, and Heritage desires to purchase from Lovelace, certain assets of Lovelace's home healthcare business upon the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS.

         1.1 Purchased Accounts. Lovelace shall sell, assign and transfer to Heritage, and Heritage shall purchase and accept from Lovelace, Lovelace's right, title and interest in and to all assets used or useful in the operation of Lovelace's home healthcare business, including, but not limited to the following ("Assets"):

                  (a) Furniture and Equipment. The furniture, furnishings, fixtures, equipment, computers, computer programs, software, and other personal property identified in attached Schedule 1(a);

                  (b) Books and Records. Originals or copies (as appropriate) of all of Lovelace's records relating to or otherwise used or useful in connection with Lovelace's home healthcare business, including, but not limited to, patient lists, files, charts and account records, business manuals, procedures, and forms ("Records");

                  (c) Telephone Number. Lovelace's telephone number (505) 872-6500.

                  (d) Non-Competition Agreements. All Lovelace's rights to enforce any agreement restricting the conduct of any individual currently or formerly employed by Lovelace in its home healthcare business (whether as employee or independent contractor).

                  (e) Goodwill. All goodwill associated with Lovelace's home health business and its Assets.

         1.2 Excluded Assets. Notwithstanding anything herein to the contrary, Lovelace shall not sell to Heritage and Heritage shall not acquire from Lovelace, (a) Lovelace's cash, deposits, or similar accounts, (b) Lovelace's accounts receivable and (c) any real property used in the home healthcare business.

         2. Excluded Liabilities.

         Heritage is purchasing the Assets only, and Heritage is not and shall not be deemed to assume any liabilities relating to the Assets or Lovelace. Lovelace shall be and remain liable and responsible from and after the Closing for all liabilities of any kind, character or description, whether known or unknown, absolute or contingent, arising out of or in any manner relating or pertaining to the existence, ownership, operation, or activity of Lovelace's home healthcare business, or the Assets, at any time prior to the Closing.

         3. Purchase Price.

         3.1 Purchase Price. Subject to the terms and conditions hereof and as consideration for the sale and purchase of the Assets as herein contemplated, Heritage shall pay a total purchase price of $200,000 minus the Transition Fees (as defined in Section 9.3 hereof), (the "Purchase Price"). The Purchase Price shall be calculated as of Closing based upon the estimated Transition Fees (as determined in accordance with Section 3.2). The Purchase Price shall be adjusted after the Closing to reflect the actual Transition Fees. The Purchase Price shall be due and payable at Closing in immediately available funds.

         3.2 Estimates and Audits. At least ten (10) business days prior to Closing, Heritage shall deliver to Lovelace a reasonable estimate of Transition Fees containing reasonable detail and supporting documents showing the basis for such estimate. The estimated Transition Fees shall be used for purposes of calculating the Purchase Price as of the Closing. Within forty-five (45) days after the Closing, Heritage shall deliver to Lovelace its determination of the Transition Fees. Should Lovelace disagree with Heritage's determination of Transition Fees, it shall notify Heritage within thirty (30) days after Heritage's delivery of its determination of Transition Fees. If Lovelace and Heritage fail to agree within fifteen (15) days after Lovelace's delivery of notice of disagreement on the amount of Transition Fees, such disagreement shall be resolved in accordance with the procedure set forth in Section 3.3 which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of Transition Fees. The Purchase Price shall be increased or decreased based on actual Transition Fees, and, within five (5) business days after determination thereof, any increase shall be paid in cash by Heritage to Lovelace, and any decrease shall be paid in cash to Heritage by Lovelace.

         3.3 Dispute of Adjustments. In the event that Lovelace and Heritage are not able to agree on the actual Transition Fees within fifteen (15) days after Lovelace's delivery of notice of disagreement, Lovelace and Heritage shall each have the right to require that such disputed determination be submitted to KPMG, LLP, or if KPMG, LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Lovelace and Heritage may then mutually agree upon in writing (the "Accounting Firm") for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Transition Fees). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Transition Fees. The Accounting Firm's determination shall be binding upon Lovelace and Heritage. The Accounting Firm's fees and expenses shall be borne equally by Lovelace and Heritage.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Within ninety (90) days of the Closing, Heritage shall provide Lovelace with a preliminary allocation of the Purchase Price for Lovelace's review and approval. If Heritage and Lovelace cannot agree, initially, on an allocation, then the matter shall be submitted to such independent accounting firm as Lovelace and Heritage may then mutually agree upon in writing for final resolution of all allocation matters. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with such agreed upon allocation.

         4. LOVELACE'S COVENANTS, REPRESENTATIONS AND WARRANTIES. Lovelace hereby covenants, represents and warrants to Heritage as follows:

         4.1 Organization and Due Authorization. Lovelace is a corporation duly organized, validly existing and in good standing under the laws of the state of New Mexico and has the requisite corporate power to carry on its business as it is now being conducted. Lovelace has full corporate power and authority to enter into and perform this Agreement and all other agreements and transactions contemplated hereby. The execution, delivery and performance by Lovelace of this Agreement has been duly authorized and approved by all requisite corporate action on the part of Lovelace.

         4.2 No Violation. Neither Lovelace's execution and delivery, nor the performance by Lovelace of, Lovelace's obligations contained in this Agreement,
(a) constitutes a breach or default or gives rise to a right of acceleration under any mortgage, contract, or other agreement to which Lovelace is a party or by which Lovelace is affected or bound, or (b) results in the creation or imposition of any lien of any nature whatsoever upon any of the Assets or gives to others any interest or rights therein.

         4.3 Legal Proceedings. There is no legal, administrative, arbitration or other proceeding, pending or, to the knowledge of Lovelace, threatened against Lovelace which, if resolved against Lovelace, would have a material adverse effect on Lovelace, or a material adverse affect on any of the Assets, and Lovelace has no knowledge of any possible similar claim. No federal or state law prohibits the sale of the assets by Lovelace to Heritage.

         4.4 Ownership of Assets. Lovelace owns, or at Closing will own, good and marketable title to all of the Assets including, without limitation, the Records, free of any liens, mortgages, privileges, security interests, encumbrances or charges of any kind or character whatsoever.

         4.5 Employee Benefit Plans. There is no employee pension benefit plan or employee welfare benefit plan or retirement plan of any kind or nature that relates to or is binding on the Assets. Lovelace has no employment contract with any of Lovelace's home healthcare employees that is not terminable at will.

         4.6 Successor in Business. Lovelace shall request and shall provide Heritage with a certificate evidencing that no taxes are due from Lovelace to the State of New Mexico under the successor in business provisions of NMSA ss. 7-1-61, et seq. ("Tax Certificate").

         4.7 Taxes and Governmental Returns. All tax returns (including specifically those relating to employment taxes), information returns and governmental reports of every nature required by any governmental authority or governmental requirement to be filed by Lovelace, or which include or should include Lovelace, or the Assets, including, but not limited to, those relating to taxes of any nature to which Lovelace is subject, have been filed for all periods for which they are due. All taxes due and payable by Lovelace to any governmental authority have been paid.

         4.8 Records. To the knowledge of Lovelace, the Records have been kept or prepared properly and contain records of all matters required to be included therein by any governmental requirement and by accepted professional standards.

         5. HERITAGE'S COVENANTS, REPRESENTATIONS AND WARRANTIES. Heritage covenants, represents and warrants to Lovelace as follows:

         5.1 Organization and Due Authorization. Heritage is a corporation duly organized, validly existing and in good standing under the laws of the state of New Mexico and has the requisite corporate power to carry on its business as it is now being conducted. Heritage is duly qualified to transact business and in good standing in the State of New Mexico. Heritage has full corporate power and authority to enter into and perform this Agreement and all other agreements and transactions contemplated hereby. The execution, delivery and performance by Heritage of this Agreement has been duly authorized and approved by all requisite corporate action on the part of Heritage.

         5.2 No Violation. Neither the execution nor delivery by Heritage of this Agreement nor the performance by Heritage of its obligations under this Agreement will violate any applicable local, state or federal law or regulation which would have a material adverse effect on the transactions contemplated hereby.

         5.3 Legal Proceedings. Except as set forth in Schedule 5.3, there is no legal, administrative, arbitration or other proceeding pending or to Heritage's knowledge threatened against Heritage which, if resolved against Heritage, would have a material adverse effect on Heritage and Heritage has no knowledge of any possible similar claim.

         6. CONDITIONS TO LOVELACE'S OBLIGATIONS. Lovelace's obligations under this Agreement shall be subject to the satisfaction, prior to or at closing, of the following conditions:

         6.1 Representations and Warranties True. Heritage's representations and warranties shall be true and accurate in all material respects as of the date made and at and as of the Closing Date.

         6.2 Performance of Covenants; No Litigation. Heritage shall have performed and complied in all material respects with each and every covenant and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date. No order of any court or administrative agency shall be in effect or threatened which restrains or prohibits the transactions contemplated hereby.

         6.3 Waiver. Lovelace may, in its sole and absolute discretion, waive in writing, any condition precedent to the Closing set forth in this section 6.

         7. CONDITIONS TO HERITAGE'S OBLIGATIONS. Heritage obligations under this Agreement shall be subject to the satisfaction, at or before the Closing, of the following conditions:

         7.1 Representations and Warranties True. Lovelace's representations and warranties shall be true and accurate in all material respects as of the date made and at and as of the Closing Date.

         7.2 Performance of Covenants; No Litigation. Lovelace shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it prior to or on the Closing Date. No order of any court or administrative agency shall be in effect or threatened which restrains or prohibits the transactions contemplated hereby.

         7.3 Tax Certificate; Approvals and Consents. Lovelace shall have obtained and delivered to Heritage the Tax Certificate and all consents, waivers and approvals, for the transfer of the Assets (other than patient Medicare Admission Forms, which shall be processed during the Transition Period pursuant to section 9.2 below).

         7.4 Waiver. Heritage may, in its sole and absolute discretion, waive, in writing, any condition precedent to the Closing set forth in this section 7.

         8. CLOSING DATE.

         8.1 Time and Place of Closing. The closing of the purchase and sale of the Assets shall be held at 8212 Louisiana Boulevard, N.E. Albuquerque, New Mexico, or such other place as the parties may agree, on July 31, 2004 ("Closing Date").

         8.2 Lovelace to Heritage. At Closing, Lovelace shall deliver to Heritage, in form and substance reasonably acceptable to Heritage, the following:

         (a) Bill of Sale. A bill of sale or assignment covering the Assets;

         (b) Tax Certificate. The Tax Certificate;

         (c) Records. The Records;

         (d) Gentiva's Consent. The consent to transfer authorizations for visits required pursuant to section 9.2(b).

         (e) Other Instruments. Such other instruments and documents as are required or contemplated by this Agreement.

         8.3 Heritage to Lovelace. At Closing, Heritage shall deliver to Lovelace in any form and substance reasonably acceptable to Lovelace, the following:

         (a) immediately available funds in the amount of the Purchase Price in accordance with Section 3 hereof; and

         (b) such instruments and documents as are required or contemplated by this Agreement.

          8.4 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing as follows:

         (a) By mutual written consent of Lovelace and Heritage; or

         (b) By either Heritage or Lovelace if the conditions to such party's obligations hereunder have not been fully satisfied (or waived) on or before the Closing Date.

         If this Agreement is terminated pursuant to the provisions of this section 8.4, no party shall have any liability of any nature whatsoever to the other under this Agreement, including liability for damages, unless that party is in default under its obligations under this Agreement, in which event the party in default shall be liable to the other party for such default.

         9. TRANSITION.

         9.1 Commencement of Employment. Effective the day after the Closing Date, those Lovelace home health care employees to be hired by Heritage shall commence employment with Heritage. Lovelace shall be responsible for payment of all wages, compensation and other employee benefits for such employees prior to Closing. Heritage shall be responsible for payment of all wages, compensation and other employee benefits for such employees after Closing. Notwithstanding the foregoing, in no event shall this section 9.1 be construed as an offer or guarantee of employment by Heritage to any Lovelace home healthcare employee.

         9.2 Transition. Beginning on the Closing Date and continuing until August 30, 2004 ("Transition Period"), Lovelace and Heritage shall transition Lovelace's home healthcare patients to Heritage in the manner provided in this section 9.2. Lovelace shall cooperate with Heritage to transition patients from Lovelace to Heritage.

         (a) Medicare Patients. For Medicare patients, as soon as reasonably practicable after Closing, each Heritage caregiver responsible for a particular home healthcare patient shall visit the patient for and on behalf of Lovelace and complete an Oasis patient discharge form to discharge the patient from Lovelace's home healthcare system. The day after discharge, the Heritage caregiver shall again visit the patient to complete applicable Oasis admission forms to admit the patient to Heritage's home healthcare service ("Medicare Admission Date"). Heritage shall commence providing home healthcare services to the patient as necessary or appropriate on and after the Medicare Admission Date.

         (b) Other Patients. For all other home healthcare patients ("Other Patients"), Lovelace and Heritage shall jointly determine the date on which Heritage shall commence providing home healthcare services to a particular patient ("Transition Date"). Lovelace shall obtain (and deliver to Heritage prior to closing) from Gentiva Health Services ("Gentiva") its written consent to transfer uncompleted authorizations for visits from Lovelace to Heritage. Gentiva's consent shall specifically authorize Heritage to bill and collect fees at Heritage's Gentiva contract rate. Heritage will begin providing home healthcare service to such Other Patients on the Transition Date. If an Other Patient is not transitioned to Heritage's home healthcare service, Lovelace shall continue to provide home healthcare service to the patient, provided that such patient is transitioned to another qualified home healthcare provider prior to the expiration of the Transition Period. If Lovelace is unable to provide home healthcare service to an Other Patient pending transition, Lovelace shall subcontract with Heritage to provide such service to such Other Patients at the fee set forth in section 9.3 below. If Heritage is unable to provide home healthcare service to the Other Patient pending transition, Lovelace may subcontract with another home healthcare provider.

         9.3 Subcontract for Patients/Fee.

         (a) Heritage Subcontract. Lovelace shall subcontract with Heritage to provide home healthcare services to Lovelace's patients during the Transition Period through the patient's Medicare Admission Date or Transition Date. For its services, Lovelace shall pay Heritage a fee in an amount equal to $80, plus applicable gross receipts tax, for each visit by a caregiver to a home healthcare patient ("Heritage Transition Fees"). Heritage's Transition Fees shall be paid through a reduction of the Purchase Price in the manner provided in section 3. Lovelace shall be solely responsible for billing and collecting fees for services to Lovelace home healthcare patients up to (but not including) the patient's Medicare Admission Date or Transition Date. Lovelace shall not bill or collect fees for home healthcare services provided to a Lovelace patient after the patient's Medicare Admission Date or Transition Date, or after the expiration of the Transition Period.

         (b) Lovelace Subcontract. Heritage shall subcontract with Lovelace to provide speech therapy home healthcare services to Heritage's patients during the Transition Period. For its services, Heritage shall pay Lovelace a fee in an amount equal to $80, plus applicable gross receipts tax, for each visit by a caregiver to a home healthcare patient ("Lovelace Transition Fees"). Lovelace's Transition Fees shall be paid through an increase in the Purchase Price in the manner provided in section 3. Heritage shall be solely responsible for billing and collecting fees for services to Heritage's home healthcare patients.

         9.4 Cancellation of Provider Numbers. Lovelace shall cancel its Medicare and Medicaid home healthcare provider numbers after all patients have been transitioned to Heritage.

         9.5 Nurse Liaison. Lovelace will provide Heritage's nurse liaisons with substantially the same access to Lovelace healthcare facilities and personnel as is currently provided to the Lovelace nurse liaison.

         10.  NONSOLICITATION/NONCOMPETITION

         10.1 Non Solicitation. For the period commencing on the Closing Date and ending three (3) years thereafter, neither Lovelace (nor any affiliate of Lovelace), shall, directly or indirectly, (i) induce or attempt to induce any Heritage employee to leave Heritage, or (ii) hire any employee of Heritage until six (6) months after termination of the employee's employment with Heritage. Notwithstanding the foregoing, the prohibition against hiring an employee of Heritage set forth in section 10.1(ii) shall not apply if Heritage consents to the hiring of such employee; provided that Heritage may withhold its consent for any reason whatsoever.

         10.2 Non Competition. For the period commencing on the Closing Date and ending three (3) years thereafter, neither Lovelace (nor any affiliate of Lovelace), without Heritage's prior written consent (which may be withheld with or without reason), shall engage, directly or indirectly, whether alone or together, with or on behalf of or through any other person, whether as a, partner, member, investor, stockholder, or any type of principal whatsoever, or as agent, advisor, lender, or otherwise, in any phase of the home healthcare business in the State of New Mexico. Notwithstanding the foregoing, if Lovelace or any affiliate purchases a health system or facility that includes an existing home healthcare business (other than a health system or facility primarily engaged in the home healthcare business), Lovelace shall not be in breach of this covenant and will not be subject to the liquidated damages set forth herein.

         If Lovelace breaches a covenant contained in this section 10.2, Heritage shall be entitled to recover from Lovelace, on demand, as liquidated damages and not as a penalty, an amount equal to 100% of the fees for home health care services billed by Lovelace (or the affiliate) for the period during which such services were provided in violation of this section 10.2. Lovelace acknowledges and agrees that if Lovelace (or an affiliate) breaches this section 10.2, Heritage will suffer unique damages and that the liquidated damages provided by this section represent a reasonable and fair measure of the actual damages that Heritage is likely to suffer by reason of any such breach.

         10.3 Modification of Covenants. If any covenant of Lovelace contained in this section 10 is held by any Court or other constituted legal authority to be void or otherwise unenforceable as to duration, area or jurisdiction, this section shall be considered amended and modified so as to reduce the duration or eliminate the area or jurisdiction to the extent required for such covenant to be upheld by any such court or legal authority.

         10.4 Affiliate. For purposes of this section 10, the term "affiliate" means any corporation, limited liability company, partnership or other legal entity that, directly or indirectly, controls, is controlled by or is under common control with Lovelace.

         10.5 Right of First Refusal. If Lovelace or any affiliate acquires a healthcare system or facility that includes a home healthcare business during the non-competition time frame and area and decides to sell such home healthcare business or receives or obtains an offer from a third-party (the "Offeror") to acquire in any manner the home healthcare business, Lovelace or the applicable affiliate shall promptly notify Heritage in writing of the offer received, including the name of the Offeror, the proposed purchase price and the other terms and conditions of the offer. Heritage shall have the right (the "Right of First Refusal") for a period of sixty (60) days from the day it receives notice of such offer to purchase such home healthcare business subject to the offer on the same terms and conditions contained in the offer. Heritage may exercise such Right of First Refusal by notifying Lovelace or the applicable affiliate prior to the end of the sixty (60) day period of its intent to exercise such right. If Heritage fails to exercise the Right of First Refusal or indicates in writing that it will not exercise the Right of First Refusal within the period provided, or if Heritage exercises the Right of First Refusal but fails to effect the purchase within the prescribed period, Lovelace or the applicable affiliate may, convey or dispose of the home healthcare business that was the subject of the offer, but only at the price, terms and conditions, and to the Offeror. If the terms and conditions are more favorable to the proposed purchaser or are in any material manner different from, those offered to Heritage, Heritage shall again have the right to purchase the home healthcare business which is subject to the more favorable or different purchase terms in accordance with this Section 10.5.

         11. MISCELLANEOUS PROVISIONS.

         11.1 Indemnification. Lovelace shall indemnify and hold harmless Heritage (and its directors, officers, employees, attorneys and other agents) from and against any and all claims, demands, liabilities, damages, losses and expenses (including reasonable attorney's fees and costs) arising from, related to, or in connection with (a) any breach by Lovelace of any covenant, warranty or representation contained in this Agreement, (b) the ownership or operation of Lovelace's home healthcare business or any of the Assets prior to Closing, (c) home health care service provided to a particular Lovelace patient prior to the Medicare Admission Date, and (d) any failure to comply with the provisions of the Worker Adjustment and Notification Act as a result of the sale of Lovelace's home healthcare business. Heritage shall indemnify and hold harmless Lovelace (and its directors, officers, employees, attorneys and other agents) from and against any and all claims, demands, liabilities, damages, losses and expenses (including reasonable attorney's fees and costs) arising from, related to, or in connection with (a) and breach by Heritage of any covenant, warranty or representation contained in this Agreement, or (b) the ownership or operation of Heritage's home healthcare business or any of the Assets after Closing (except with respect to home healthcare services provided prior to the patient's Medicare Admission Date or Transition Date), and (c) home healthcare service provided to a particular Lovelace patient after the Medicare Admission Date. Neither Lovelace nor Heritage shall have any liability under this section unless and until the aggregate amount of a party's losses exceeds $10,000, at which time the applicable party will be responsible for losses in excess of such amount. The maximum liability of Lovelace and Heritage under this Section shall be an amount equal to the Purchase Price and neither Lovelace nor Heritage shall have any liability in respect of liability in excess of the Purchase Price. The indemnification obligations set forth in this section 11.1 shall survive Closing.

         11.2 Survival of Representations and Warranties; Further Assurance. The representations and warranties of Lovelace and Heritage shall survive Closing for a period of two (2) years after the Closing Date and any claim by Heritage against Lovelace or Lovelace against Heritage in respect of such representations and warranties must be brought, if at all, during such two year period. Lovelace agrees that after the Closing Date it will, from time to time, upon the reasonable request of Heritage, execute, acknowledge and deliver in proper form any instrument of conveyance or further assurance reasonably necessary or desirable to transfer the Assets to Heritage in accordance with the terms of this Agreement.

         11.3 EXCLUSIVE. OTHER THAN CLAIMS FOR FRAUD, ANY CLAIM ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY LOSS OR INJURY ALLEGED TO BE SUFFERED BY ANY PARTY AS A RESULT OF THE ACTIONS OR FAILURE TO ACT BY ANY OTHER PARTY SHALL BE GOVERNED SOLELY AND EXCLUSIVELY BY THE PROVISIONS OF THIS ARTICLE 11. IF SELLER AND BUYER CANNOT RESOLVE SUCH CLAIM BY MUTUAL AGREEMENT, SUCH CLAIM SHALL BE DETERMINED BY ADJUDICATION BY A COURT OR SIMILAR TRIBUNAL SUBJECT TO THE PROVISIONS OF THIS ARTICLE 11.

OTHER THAN CLAIMS FOR FRAUD, THE REMEDIES PROVIDED IN THIS ARTICLE 11 ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTIES TO THIS AGREEMENT.

         11.4 Non-Waiver. The failure by either party at any time to require performance of any provision hereof shall not affect its right later to require such performance. No waiver in any one or more instances shall (except as stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a wavier of any condition or breach of any other term, covenant, representation or warranty.

         11.5 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         11.6 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed as follows:


         If to Heritage:                       If to Seller:
         --------------                        -------------
         Len Trainor, President                Lovelace Sandia Health System, Inc.
         Heritage Home Healthcare, Inc.        One Burton Hills Blvd., Suite 250
         8212 Louisiana Blvd., NE              Nashville, Tennessee  37215
         Albuquerque, New Mexico 87122         Attn:  General Counsel


or to such other addresses as may be specified pursuant to notice given by either party in accordance with the provision of this Section 11.6.

         11.7 Counterparts; Headings. This Agreement may be executed simultaneously in two or more counterparts, each of each shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         11.8 Review of Agreement. Lovelace and Heritage represents and warrants that they have read and understand the terms of this Agreement and neither party is relying on the other party's , directors, officers, employees, shareholders, attorneys, accountants or other agents, for any advice with respect to or in connection with its rights and obligations under or in connection with this Agreement or the sale of the Assets to Heritage pursuant to this Agreement.

         11.9 Attorneys Fees. If it becomes necessary for either party to initiate or commence any action, suit or legal proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive its or his costs of such proceedings, including reasonable attorney's fees.

         11.10 Other. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New Mexico. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter addressed herein. This Agreement may be amended, modified or supplemented only by mutual written consent of the parties hereto.

         The parties hereto have caused this Agreement to be executed in multiple original counterparts as of the date first above written.


Seller:                                       Purchaser:


Lovelace Sandia Health System, Inc.           Heritage Home Healthcare, Inc.



By: /s/ Stephen C. Petrovich                  By: /s/ Len Trainor
   --------------------------------------         ------------------------------
   Stephen C. Petrovich, General Counsel          Len Trainor, President and CEO
   Senior Vice President and Secretary